Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of July 9, 2018 (the “Effective Date”) by and between Aquestive Therapeutics, Inc. (the “Company”) and Alexander Mark Schobel (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company as its Chief Innovation and Technology Officer under an Executive Employment Agreement dated November 17, 2008, as amended, between the Executive and MonoSol Rx, LLC, the predecessor of the Company, as amended (the “2008 Employment Agreement”); and

WHEREAS, the parties desire that the Executive continue to be employed by the Company as its Chief Innovation and Technology Officer upon the terms and conditions of this Agreement and that this Agreement will supersede the 2008 Employment Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Employment.

A.            Position.  During the Employment Term (as hereinafter defined) of this Agreement, the Executive agrees to be employed by and to serve the Company as its Chief Innovation and Technology Officer, and the Company agrees to employ and retain Executive in such capacity. The Executive shall report directly to the Chief Executive Officer Board of the Company (the “CEO”).

B.             Employment Obligations.  The Executive shall: (i) devote his entire business time, energy and skill to the affairs of the Company; (ii) faithfully, loyally, and industriously perform all duties incident to the position of Chief Innovation and Technology Officer, as well as any other duties consistent with the stature and responsibility of the Executive’s position as may from time to time be assigned by the CEO; and (iii) comply with the Company’s policies in effect from time to time.

C.            Succession Responsibilities.  A critical responsibility of Executive is to ensure that the intellectual property assets of the Company are protected, preserved and always available to carry out the strategy and objectives of the Company and for the transfer of institutional and tacit knowledge upon the retirement or withdrawal of Executive from the Company.  Accordingly, as Chief Innovation and Technology Officer of the Company, Executive shall be responsible for preparing during the Employment Term for an orderly, well-executed handover of the Company’s intellectual property and knowledge transfer that proceeds from a robust management development process including, but not limited to (i) developing programs and procedures to codify and manage institutional and historical information in accessible places, (ii) developing a training program on available knowledge transfer tools documenting, where appropriate, content for each knowledge item; (iii) establishing the mechanisms to make succession planning for Executive’s position and responsibilities an ongoing and real-time process, (iv) assessing potential internal and external candidates based on defined profile and selection criteria, and (vi) apprising the CEO and chief human resources officer of the results of Executive’s handover and succession program.

D.            External Activities.  Notwithstanding any provision in this Section 1 to the contrary, Executive shall not be precluded from devoting reasonable periods of time required for serving as a member of one or more advisory boards or boards of directors of companies or organizations or engaging in other minor business activities, so long as such memberships or activities do not interfere with the performance of Executive’s duties hereunder and are not directly or indirectly competitive with, nor contrary to, the business or other interests of the Company, subject to prior approval by the CEO.

2.             Employment Term.  The term of this Agreement (the “Employment Term”) shall begin on the Effective Date and, unless earlier terminated in accordance with this Agreement, shall continue through December 31, 2020. Thereafter, the Employment Term will automatically renew for successive one-year periods unless either party gives notice of non-renewal to the other at least 90 days before the end of the initial term or then current renewal term, as the case may be.

3.             Compensation.

A.            Base Salary.  The Company shall pay Executive a base salary (the “Base Salary”) at a rate of $350,000.00 per annum, payable in accordance with the standard payroll practices of the Company. The Board of Directors of the Company (the “Board”) will review Executive’s Base Salary at least annually and, with recommendations from the CEO, may increase but not decrease the then current annual rate.

B.             Annual Bonus.  Executive shall be eligible for a target annual performance bonus (“Annual Bonus”) of at least seventy-five percent (75%) of Executive’s Base Salary for each calendar year, provided the Company and Executive each achieves performance targets established by the Board, with recommendations from the CEO for the Company and Executive.  The Annual Bonus amount, if any, for a calendar year will be determined by the Board, with recommendations from the CEO, and paid by the Company by March 15th of the following calendar year, unless it is administratively impracticable to determine and/or make the payment by such date. Except as otherwise provided by this Agreement, the Executive must be employed by the Company on the day any Annual Bonus payment is due and payable in order to receive said bonus payment. If the Company exceeds established performance targets, the Board and/or the Compensation Committee may, in its sole discretion, with recommendations from the CEO, increase the amount of the Annual Bonus.

C.             Award of Non-Voting Common Stock.  Executive has previously been awarded Non-Voting Common Stock, par value $.001 per share, of the Company (the “Non-Voting Common Stock”) equal to five percent (5%) of the issued and outstanding capital securities of the Company as of the time of grant of the Non-Voting Common Stock to the Executive. Each share of Non-Voting Common Stock awarded to the Executive will become one share of voting common stock, par value $.001 per share, of the Company (the “Common Stock”) upon completion of an initial public offering and sale of the capital stock of the Company (an “IPO”).  The Executive shall be eligible for awards of additional shares of Non-Voting Common Stock and to participate in other employee incentive plans and equity-based compensation awards of the Company during the Employment Term at the times and in the amounts as the Board and/or Compensation Committee in its sole discretion shall determine. The award of the shares of Non-Voting Common Stock is governed by the Shareholders Agreement dated as of April 19, 2018 by and among the Company, the Executive and other parties who are signatories thereto (the “Shareholders Agreement”). Notwithstanding anything to the contrary in this Agreement or the Shareholders Agreement, if during the Employment Term the Company or any successor thereto (with any such successor being referred to in this Agreement as the “Company”) issues or grants additional equity interests, options, or warrants of the capital stock of the Company during the Employment Term (a “Dilution Event”), other than upon or after an IPO of the Company (which event is addressed in Section 3(D) below), the Company shall award to Executive, prior to or simultaneously with the effective date of the Dilution Event, stock appreciation rights covering shares of Common Stock (“SARs”) equal to the difference between:

(1)
the number of shares of Common Stock representing five percent (5%) of the total outstanding shares of the Common Stock upon completion of such Dilution Event determined on a fully diluted basis (including, after giving effect to such Dilution Event, any exercise or conversion of all then outstanding options, warrants or all other derivative securities convertible into or exchangeable for Common Stock, whether or not such options, warrants or other derivative securities are then in-the-money); and

(2)
the number of shares of Non-Voting Common Stock and the number of SARs, if any, held by Executive immediately prior to the effective date of the Dilution Event, such that the total of all the shares of Non-Voting Common Stock and SARs held by Executive immediately following such Dilution Event represents in the aggregate five percent (5%) of the total outstanding Common Stock (determined on a fully diluted basis, including, after converting shares of Non-Voting Common Stock into shares of Common Stock and, after giving effect to such Dilution Event, any exercise or conversion of all then outstanding options, warrants or all other derivative securities convertible into or exchangeable for Common Stock, whether or not such options, warrants, or other derivative securities are then in-the-money).

D.            Equity Participation Awards upon IPO.  At the time of any IPO, the Company will make the following additional awards to the Executive:

(1)	SARs equal to the difference between:

(a)           the number of shares of Common Stock representing five percent (5%) of the total outstanding shares of Common Stock upon completion of the IPO (determined on a fully diluted basis, including giving effect to (i) conversion of any and all Non-Voting Common Stock to Common Stock upon completion of the IPO, (ii) the exercise of options, warrants or other rights to purchase Common Stock and/or the conversion or exchange of securities or evidences of indebtedness convertible into or exchangeable for shares of Common Stock issued by the Company under any equity plan or agreement, all on an equivalent IPO converted basis, and (iii) the exercise of any overallotment option (if exercised) and the exercise or exchange of all then outstanding options, warrants or all other derivative securities convertible or exchangeable for Common Stock, whether or not such options, warrants or other derivative securities are then in-the-money); and

(b)           the number of shares of Non-Voting Common Stock and the number of SARs, if any, held by Executive immediately prior to the completion of the IPO, such that the total number of all of the shares of Non-Voting Common Stock and SARs held by Executive immediately following the IPO represents in the aggregate five percent (5%) of the Common Stock of the Company (determined on a fully diluted basis, including giving effect to (i) the conversion of any and all Non-Voting Common Stock to Common Stock upon completion of the IPO, (ii) the exercise of options, warrants or other rights to purchase shares of Common Stock and/or the conversion or exchange of securities or evidences of indebtedness convertible into or exchangeable for shares of Common Stock issued by the Company under any equity plan or agreement, all on an equivalent IPO converted basis, and (iii) the exercise of any overallotment option (if exercised) and the exercise or exchange of all then outstanding options, warrants or all other derivative securities convertible or exchangeable for Common Stock, whether or not such options, warrants or other derivative securities are then in-the-money), and

(2)
an additional award of a number of shares of restricted stock (“Restricted Stock”) equal to .47% of the aggregate number of outstanding shares of Common Stock upon completion of such IPO (determined on the same fully diluted basis as in subsection (1)(a) in this Section 3(D)).

E.             Vesting.  The SARs awarded in Section 3(C) and 3(D)(1), as applicable, shall vest in thirty-six (36) equal monthly installments beginning on the last day of the month next following the month in which the Dilution Event or IPO, as the case may be, is completed, and the additional shares of Restricted Stock awarded in Section 3(D)(2) shall vest in eight (8) equal quarterly installments beginning on the last day of the month next following the month in which the IPO is completed, in each case subject to Executive’s continued employment on the applicable vesting date, and all subject to any earlier or accelerated vesting as provided in this Agreement below or in any applicable award agreement or employee incentive compensation or similar plan of the Company so long as the early or accelerated vesting provisions of such award agreements or plans are not inconsistent with the terms of this Agreement. Vesting of the SARs and shares of Restricted Stock will accelerate and become nonforfeitable if Executive’s employment terminates for any reason other than by the Company for “Cause” (as defined below) or by the Executive without “Good Reason” (as defined below).  The Company shall withhold from the issuance of any Company shares, on each vesting date of such SARs and/or Restricted Stock, that number of shares of Common Stock (using the fair market value of the shares at the particular vesting date) as is necessary to satisfy Executive’s minimum federal, state and local income and employment tax withholding obligations on such vesting or delivery event.

4.             Additional Benefits.

A.            Executive Benefits.  During the Employment Term, Executive shall be eligible to participate in such employee benefit plans as are generally available to other senior executives of the Company.

B.             Paid Time Off.  The Executive will be allowed to take up to four weeks of vacation each year, and shall be eligible for such sick leave and other paid time off in accordance with the Company’ policies applicable to other executives generally.

C.            Expense Reimbursement.  The Company will pay or reimburse Executive for reasonable expenses incurred by Executive in connection with the performance of his duties and responsibilities under this Agreement, subject to presentation of vouchers and compliance with generally applicable business expense reimbursement policies of the Company.

5.             Termination.

A.            Termination for Cause.  The Company may terminate Executive’s employment for “Cause” if Executive:

(i)             is convicted of or pleads nolo contendre to a felony (or its equivalent under applicable state law);

(ii)            commits fraud or a material act or omission involving dishonesty with respect to the Company or any of its respective employees, customers or affiliates;

(iii)           willfully and repeatedly fails or refuses to carry out the material responsibilities of Executive’s employment by the Company (except where due to physical or mental incapacity);

(iv)          engages in willful misconduct or a pattern of behavior which in either case has had or is reasonably likely to have a significant adverse effect on the Company;

(v)           willfully engages in any act or omission which is in material violation of the Company’s policy, including but not limited to engaging in insider trading transactions or disseminating inside information; or

(vi)          commits a material breach of Executive’s material obligations under this Agreement, including but not limited to Section 8.

A decision to terminate the Executive’s employment for Cause must be made, if at all, by the CEO, after consultation with the Board, after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard by the CEO, and the CEO finding that, in his good faith opinion, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.  If the act or omission giving rise to the termination for Cause is curable by Executive, the Company will provide thirty (30) days’ written notice to Executive of the Company’s intent to terminate Executive for Cause, with an explanation of the reason(s) for the termination for Cause and, if Executive cures the act or omission within the 30-day notice period, the CEO will rescind the notice of termination and Executive’s employment will not be terminated for Cause at the end of the 30-day notice period. If Executive has previously been afforded the opportunity to cure particular behavior and successfully cured under this provision, the Company will have no obligation to provide Executive with notice and an opportunity to cure a recurrence of that behavior prior to a termination for Cause. For purposes of this Section 5(A), an action or inaction shall not be treated as “willful misconduct” if authorized by the CEO or the Board, or taken by Executive in the good faith belief that it was in, or not opposed to, the best interests of the Company.

B.             Termination by Reason of Permanent Disability.  In a manner consistent with the Americans with Disabilities Act and the Family and Medical Leave Act, this Agreement may be terminated at the Company’s option immediately upon notice to Executive if Executive shall suffer a Permanent Disability. For purposes of this Agreement, the term “Permanent Disability” shall mean the Executive’s inability to perform the essential functions of his job under this Agreement, with or without reasonable accommodation, for a period of 150 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any twelve (12) month period, due to illness, accident or other physical or mental incapacity, as determined by a duly licensed physician mutually agreed to by both the Executive and the Company.

C.             Termination by Reason of Death.  In the event of the Executive’s death, the Executive’s employment shall be deemed to have terminated on the date of Executive’s death.

D.            Voluntary Resignation.  Executive may terminate this Agreement at any time, subject to providing thirty (30) days’ written notice to the Company. The Company may waive such notice and/or set an earlier termination date, without pay in lieu of notice.

E.             Termination without Cause.  The Company may terminate Executive’s employment under this Agreement at any time without Cause upon thirty (30) days’ prior written notice to Executive. The Company, at its sole discretion, may relieve Executive of his active duties during the notice period.  Executive’s termination without Cause will be effective upon the expiration of the 30-day notice period. For purposes of this Agreement, a termination of employment by the Company that purports to be for Cause, but is not in full compliance with all of the substantive and procedural requirements relating to a termination for Cause under this Agreement, shall be treated as a termination of employment without Cause.

F.             Termination for Good Reason.  The Executive may terminate his employment under this Agreement at any time for Good Reason upon the occurrence (or within 180 days following the occurrence, provided that the Executive furnishes the Company with written notice of his belief that grounds for a Good Reason termination by the Executive exists no later than sixty (60) days after becoming aware of the occurrence) of any one or more of the following acts or omissions which, if curable, is not cured within thirty (30) days after notice of the occurrence is provided by Executive: (1) any action by the Company which results in a material diminution in Executive’s position, authority, duties or responsibilities as Chief Innovation and Technology Officer of the Company (including status, offices, titles and reporting requirements contemplated by this Agreement); (2) a material breach by the Company of its obligations under this Agreement, including, without limitation, a reduction of Executive’s Base Salary or target bonus opportunity in violation of this Agreement; or (3) the Company requiring the Executive to be based at any office location that is more than fifty (50) miles from its current headquarters in Warren, New Jersey, except for travel reasonably required in connection with the performance of the Executive’s responsibilities hereunder.  Notwithstanding the foregoing, if a “Change in Control” (as hereinafter defined) occurs, the Executive will not have “Good Reason” to terminate the Executive’s employment under this Agreement merely because the Executive reports to a senior executive officer of a company that acquires the Company.

6.             Obligations of the Company Upon Termination.

A.            Termination for Cause.  In the event that the Executive’s employment under this Agreement is terminated for Cause, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement, to or for the benefit of the Executive for any period after the effective date of such termination, or to pay the Target Annual Bonus or any other bonus or incentive compensation for the fiscal year in which such termination occurs; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the effective date of such termination; (ii) any unpaid Annual Bonus earned by the Executive for the year preceding the year in which his employment terminates; and (iii) any benefits under any plans of the Company in which the Executive is a participant, consistent with the Executive’s (or his beneficiaries’) rights under such plans.

B.             Termination by Reason of Death or Permanent Disability.  In the event that the Executive’s employment under this Agreement terminates due to his death or is terminated by the Company due to the Executive’s Permanent Disability, the Company shall, within five (5) business days following such termination, provide to the Executive (or his estate or other beneficiaries, as the case may be): (i) a cash payment consisting of the sum of any previously unpaid Base Salary earned by the Executive through the date on which his employment terminates, any unpaid Annual Bonus earned by the Executive for the year preceding the year in which his employment terminates, and any accrued and unused vacation pay for the year in which his employment terminates; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s (or his beneficiaries’) rights under such plans; (iii) a cash payment consisting of the Executive’s Target Annual Bonus for the year of termination, pro-rated for the number of days Executive is employed during the calendar year in which his employment terminates (“Pro Rata Bonus”); and (iv) accelerated vesting of all outstanding stock options, restricted stock units (“RSUs”), SARs, Restricted Stock and other equity-based compensation awards as if the Executive’s employment had continued through the end of the year in which his employment terminates or, in the case of any such award that is subject to “cliff vesting,” on a pro rata basis, determined by a fraction the numerator of which is the number of days during such vesting period, and the denominator of which is the total number of days in the vesting period that have elapsed as of the date his employment terminates.  Notwithstanding the immediately preceding sentence, with respect to any unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation that are unvested at the time of termination of employment under this Section 6(B), and which are subject to a performance condition or performance period that ends at or after the date of employment termination, such awards will be assumed to have been achieved at “target”, and the Executive will be entitled to receive a pro rata share of such awards, determined by a fraction the numerator of which is the number of days during the performance period in which Executive was employed, and the denominator of which is the total number of days in the performance period.  Stock options, SARs and other equity-based compensation awards that are or become vested upon termination of the Executive’s employment due to death or Permanent Disability will be exercisable (if applicable) for at least one year after the date of such termination or, if earlier, until the expiration of the stated term of the award.

C.             Voluntary Resignation.  In the event that the Executive voluntarily resigns from his employment with the Company, the Company may, at its discretion, continue the Executive’s employment with the Company for any part or the full duration of the 30-day notice period required under Section 5(D). In the event of said termination, the Company shall have no obligation to pay the Base Salary or any other compensation provided under this Agreement to or for the benefit of the Executive for any period after such termination; provided, however, that the Company shall promptly provide: (i) all Base Salary earned by the Executive through the date of such termination; (iii) any unpaid Annual Bonus earned by the Executive for the year preceding the year in which his employment terminates; and (iii) any benefits under any plans of the Company in which Executive is a participant, to the full extent of the Executive’s (or his beneficiaries’) rights under such plans.

D.            Termination by the Company Without Cause or by Executive for Good Reason--Unrelated to Change in Control. In the event that the Executive’s employment under this Agreement is terminated by the Company without Cause (pursuant to Section 5(E)) or by the Executive for Good Reason (pursuant to Section 5(F)), the Company shall provide to the Executive: (i) a cash payment consisting of the sum of any previously unpaid Base Salary earned by the Executive through the date on which his employment terminates, any unpaid Annual Bonus earned by the Executive for the year preceding the year in which his employment terminates, and any accrued and unused vacation pay for the year in which his employment terminates; (ii) any benefits under any plans of the Company in which the Executive is a participant, to the full extent of the Executive’s (or his beneficiaries’) rights under such plans; (iii) a cash payment consisting of the Executive’s Pro Rata Bonus for the year of termination; (iv) monthly payments for a period of eighteen 18 months (the “Severance Period”) following the termination of Executive’s employment or, if longer, until the expiration of the Employment Term, equal to 1/12 of the sum of Executive’s Base Salary and Target Annual Bonus (in each case determined without regard to any reduction prior to the termination of Executive’s employment); (v) continuing coverage under the Company’s group health and life insurance plans in which the Executive is a participant immediately before the termination of his employment (or any successor plans), at the same levels and on the same terms and conditions as are provided to similarly situated executives during the Severance Period (or, if such coverage is not permitted by law or the applicable plan, the cash equivalent of such coverage, grossed up if and to the extent necessary to negate the tax impact of such payment and to negate the tax impact of the gross-up payment); and (vi) full and immediate vesting of outstanding unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation awards with any such stock options, SARs and other equity-based compensation awards that are or become vested upon termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason remaining exercisable, as applicable, for at least one year after the date the Executive’s employment terminates or, if earlier, until the expiration of the stated term of the award. Notwithstanding the immediately preceding sentence, with respect to any unvested stock options, RSUs, SARs, Restricted Stock and other equity-based compensation that are unvested at the time of termination of employment under this Section 6(D), and which are subject to a performance condition or performance period that ends at or after the date of employment termination, such awards will be assumed to have been achieved at “target.”  The payments and benefits described in parts (iv) - (vi) of this subsection shall be conditioned upon and subject to the Executive’s continuing compliance with his obligations under Section 8 of this Agreement, and the Executive’s execution and delivery of a general release substantially in the form annexed hereto as Exhibit A.

E.             Termination in Conjunction with a Change in Control.

(1)
Severance Protection Upon Involuntary Termination. In the event that, during the period beginning one hundred and eighty (180) days before the effective date of a Change in Control and ending twenty four (24) months following the effective date of a Change in Control, the Executive’s employment is terminated by the Company without Cause (pursuant to Section 5(E)) or by the Executive for Good Reason (pursuant to Section 5(F)), the Executive shall be entitled to the payments and benefits described in the preceding Section 6(D) except (i) in lieu of the severance payments described in Section 6(D)(iv), Executive will be entitled to receive an immediate cash payment of an amount consisting of 2.75 times the sum of the Executive’s Base Salary and Target Annual Bonus (in each case determined without regard to any reduction prior to the termination of Executive’s employment); and (ii) the benefit continuation period described in Section 6(D)(v) shall commence on the date the Executive’s employment terminates and expire 36 months from such date of termination. The payments and benefits described in the preceding sentence and in Sections 6(D)(iv) and 6(D)(v) and the single sum severance payment described in the preceding sentence shall be conditioned upon and subject to the Executive’s continuing compliance with his obligations under Section 8 of this Agreement, and the Executive’s execution and delivery of a general release substantially in the form annexed hereto as Exhibit A.

(2)
Definition of Change in Control. For the purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (a) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), becomes, in any 12-month period ending on the date of the most recent acquisition of the voting securities of the Company or any successor entity by such person, persons, or group, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the outstanding voting securities of the Company or successor entity; (b) there shall have been consummated a consolidation, merger or reorganization of the Company or any successor entity, unless the holders of the equity interests of the Company or successor entity, immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the outstanding voting securities or at least a majority of the aggregate fair market value of the corporation or other entity resulting from such consolidation, merger or reorganization; (c) during any 12-month period prior to an IPO (i) Bratton Capital Management L.P. (“Bratton”), or affiliates thereof, cease to beneficially own, directly or indirectly, at least a majority of the outstanding voting securities of, or cease to maintain the right to direct the management of, MonoSolRx Genpar, L.P. (the sole manager of Aquestive Partners, LLC (“APL”), the parent company of the Company as of the Effective Date), or any successor or other or additional manager or managers (or their equivalent) of APL or any successor entity and (ii) if satisfaction of a “change in effective control” is necessary in order to avoid noncompliance with the requirements of Section 409A of the Code, individuals who, as of the Effective Date, constitute the entire Board of the Company (the “Incumbent Board”) cease to constitute a majority of the Board or equivalent governing body; provided that (A) any individual becoming a member of the Board or equivalent governing body subsequent to the Effective Date whose appointment was made by a Bratton entity or an affiliate thereof referred to in subclause (i) above or was otherwise approved by at least a majority of the individuals then comprising the Incumbent Board or equivalent governing body shall be considered as though such individual were a member of the Incumbent Board or equivalent governing body as of the Effective Date, and (B) the voluntary resignation of the Executive from the Board, if a member thereof, shall not be considered for purposes of this subclause (ii); or (d) a sale, transfer, liquidation or other disposition of the Company or successor entity’s assets and properties representing all or substantially all of the aggregate fair market value of such assets and properties is consummated during any 12-month period; provided, however, that no “Change in Control” shall be deemed to have occurred under this Section 6(E)(2) unless such occurrence, event or condition shall constitute a change in the ownership or effective control of the Company or any successor entity or a change in the ownership of a substantial portion of the Company or successor entity’s assets, each as determined under Section 409A(a)(2)(A)(v) of the Code.

F.             409A Compliance. The Company shall take all reasonable actions to ensure that none of the amounts earned or payable under this Agreement or under any Company stock purchase, compensation or other equity incentive plan will violate Section 409A of the Code. To the extent necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any amounts payable on account of the Executive’s separation from service shall be paid (or commence to be paid in the case of any payments to be made in installments) on the first business day of the seventh month following the Executive’s date of termination (or death, if earlier) and the first such payment shall include the cumulative amount of any payments that would have been made prior to such date if not for such restriction, together with interest at an annual rate equal to the minimum rate required by the Code in order to avoid the imputation of interest on short-term loans between employers and employees.  The date of the Executive’s termination of employment shall be determined in accordance with Treasury Regulation Section 1.409A-1(h).  Except as otherwise provide herein, any payment required as a result of a termination of employment will be made (or, with respect to any payments to be made in installments under this Agreement, commenced) within 45 days following such event.  Notwithstanding anything else herein to the contrary, to the extent that any payments due under the terms of this Agreement are conditioned upon the delivery and non-revocation of a release, and if any of those payments are determined to be nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code, and if the period for consideration and revocation of such release spans two calendar years, then any such payment shall not be made until the later of (i) the end of the revocation period following delivery of the release, or (ii) the first business day of the second calendar year.

G.             Value of Insurance Coverage During Severance Period.  To the extent any medical or dental plan covering any post-employment period is a “self-insured medical reimbursement plan” under Section 105(h) of the Code, and such coverage would be discriminatory thereunder, the value of the insurance coverage during the post-termination coverage period (based upon premium value) shall be reported as taxable income to the Executive, and the Company shall pay the Executive promptly no later than January 15th of the year of coverage, such additional cash payments as are necessary for the Executive to receive the same net after-tax benefits (taking into account all federal, state and local income, excise and employment taxes) that the Executive would have received under such plans if the Executive had continued to receive such plan benefits while employed with the Company; provided that any such additional cash payment that would be so immediately paid shall be subject to the provisions of Section 6(F) in connection with compliance with Section 409A of the Code.

7.             Excise Tax Gross Up.  If Executive becomes entitled to one or more payments (with a “payment” including, without limitation, payments in connection with a Change in Control or the vesting of a SAR, stock option or other equity award or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Code or a successor provision of the Code (the “Excise Tax”), the Company shall pay to Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions by the Executive disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(i)             The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(ii)            The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

(iii)           The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) (the “Repayment Date”) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code from the Repayment Date until paid. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-up Payment provided for above shall be paid to the Executive (or to the IRS on behalf of the Executive) on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment subject to the Company compliance with the provisions of this Section. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.  After the Effective Date, the Board (and/or the Compensation Committee) and Executive agree to discuss a provision to replace this Section 7, on terms and conditions mutually satisfactory to the Board and Executive, which takes into account the then current public market conditions.  In the event that the Board (and/or the Compensation Committee) and Executive mutually agree to a replacement of this Section 7, the parties shall set forth the terms and conditions of such modification in a written amendment to this Agreement.

8.             Covenants of the Executive.  In order to induce the Company to enter into this Agreement and continue to employ the Executive hereunder, the Executive hereby covenants and agrees as follows. For all purposes under this Section 8 herein, references to “Company” shall be deemed to include the Company’s wholly-owned subsidiaries, if any, and the Company’s “business” shall mean film based delivery systems to deliver drug actives, nutraceuticals, cosmaceuticals or flavors, and soluble film based packaging systems and such other lines of business in which the Company or its wholly-owned subsidiaries, if any, is actively engaged or actively pursuing and with respect to which Executive has oversight responsibility or is otherwise substantively involved.

A.            Non-Competition.  During the Employment Term, including any extensions thereof, and for a period of 18 months immediately following the termination of Executive’s employment under this Agreement for any reason other than death (the “Restrictive Period”), except as provided herein, Executive shall not directly or indirectly: (a) engage in or in any manner be connected or concerned, whether as an officer, director, stockholder, partner, owner, employee, advisor, creditor, or otherwise with the development, operation, management, or conduct of any business in the United States that competes with the business of the Company being conducted at the time of such termination; (b) solicit or otherwise attempt to divert business from or interfere in the Company relationship with any supplier of the Company or any customer served by the Company or and potential customer identified by the Company during the period of Executive’s employment hereunder; or (c) solicit, hire or otherwise interfere with the Company relationship with any person then or previously employed by the Company; provided, however, that, after the termination of Executive’s employment, Executive shall not be bound by the Covenant set forth in this subparagraph following a material breach by the Company of any of its obligations to the Executive hereunder or in the event of the cessation or dissolution of the Company business. As used herein, “cessation or dissolution” means total liquidation of the Company and does not include a cessation of business due to any Change in Control. Nothing contained herein shall prohibit Executive from owning up to 3% of the stock of a publicly traded company that competes with the business of the Company or, following the termination of his employment with the Company, prevent the Executive from being employed by or otherwise affiliated with a line of business of another company that engages in multiple lines of business so long as the Executive is not employed by, does not provide services with respect to and is not otherwise involved in the line or lines of business of such other company that compete with the Company.

B.             Confidentiality.  During the Employment Term, and following the termination of this Agreement for any reason for as long as the information remains confidential, Executive shall not make any use, for his own benefit or for the benefit of a business or entity other than the Company, of any verbal or written secret or confidential information. Such confidential information shall include, but not be limited to, customer lists, trade secrets, sales, marketing or consignment information, vendor lists or operational resource information, forms, processes or procedures, budget and financial statements or information, files, records, documents, compilation of data, engineering drawings, computer print-outs, or any other data of or pertaining to the Company, its business, customers and financial affairs, or its services not generally known within the Company’s trade and which was acquired by him during his affiliation with the Company. Executive shall not remove from the Company premises or retain without the Company’s written consent any of the Company’s confidential information as defined herein, or copies thereof or extracts therefrom. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business or production operations obtained by Executive during his employment by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by Executive) and shall not, during his employment hereunder or after the termination of such employment, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company. Executive acknowledges that this information is treated as confidential by the Company, that the Company takes meaningful steps to protect the confidentiality of this information, and that the Company has at all times directed Executive to maintain the confidentiality of this information. Immediately upon termination of this Agreement, Executive shall return all of the Company’s property to it, including any and all copies of said property.  Notwithstanding this provision or any provision in this Agreement to the contrary, nothing contained in this Agreement is intended to nor shall it limit or prohibit the Executive, or waive any right on his part, to make any good faith reports to, initiate or engage in communication with, respond to any inquiry from, otherwise provide information to, participate in any investigation or proceeding that may be conducted by, or obtain any monetary recovery from, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the Company.

C.             Ownership of Work Product.  Executive agrees that the Company shall own all intellectual property including trade secrets, patents, patentable inventions, discoveries and improvements that relate to the Company’s business that Executive conceives, develops during the period of his employment with the Company or delivers to the Company while performing services pursuant to this Agreement (“Work Product”). Executive further agrees to deliver to the Company, and that the Company shall thereafter own for all purposes, all Work Product conceived or developed by the Executive relating to the business of the Company which does not otherwise belong to Employee’s former employer or to which the former employer has no legal right or claim. Executive hereby irrevocably extinguishes for the benefit of the Company and its assigns any moral right to the Work Product recognized by applicable law. All Work Product shall be considered a work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Executive for the Company, or if ownership of all right, title and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive agrees to assign, and upon creation thereof automatically assign, without further consideration, the ownership of all trade secrets, copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns. The Company, its successors, and assigns, shall have the right to obtain and hold in its or their own name copyrights, patents, registrations and any other protection available in the foregoing. For purposes hereof, a “trade secret” shall mean any information, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings. processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers that derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. Executive agrees to perform, upon the reasonable request of the Company and at no cost to the Company (other than travel out of pocket costs where applicable), during or after the period(s) that this Agreement remains in effect, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of Work Product, or to enforce the Company’s Work Product against third parties. When requested, Executive shall promptly and at no cost to the Company (other than travel out of pocket costs, where applicable): (a) execute, acknowledge and deliver any requested affidavits and documents of assignment and conveyance; (b) obtain and aid in the enforcement of copyright and, if applicable, patents with respect to the Work Product in any countries; (c) provide testimony in connection with any enforcement proceeding or any proceeding affecting the right, title or interest of the Company in any Work Product; and (d) perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

D.            Inventions. All discoveries, designs, improvements, ideas and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of the Company or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of the Company that have been, or may be, conceived, developed or made by Executive during the Employment Term (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of the Company. Executive shall immediately disclose to the Company all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary by the Company to perfect the Company’s title thereto, or to the patents issued thereon, or to otherwise secure and protect the Company’s  property rights therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed or made by Executive during employment with the Company. The Company acknowledges and agrees that the provisions of this paragraph shall not apply to any invention for which no equipment, supplies, facilities or trade secret (or proprietary) information of the Company is used by Executive and which is developed entirely on Executive’s own time, unless (a) such invention related to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (b) such invention results from any work performed by Executive for the Company.

E.             Acknowledgment.  Executive acknowledges that all of the restrictions set forth in this Section entitled “Covenants of the Executive” are reasonable in scope, both individually and in the aggregate, and essential to the preservation of the Company’s business and proprietary interests and that the enforcement thereof will not in any manner preclude Executive, in the event of Executive’s termination of employment with the Company for any reason, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for himself, the members of his family, and those dependent upon him of at least the sort and fashion to which he and they have become accustomed and may expect. The Company and the Executive further agree that if any particular provision or portion of this Section 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive also agree that in the event that any restriction herein shall be found to be void or unenforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and enforceable to the fullest extent possible consonant with applicable law.  In addition, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge that (a) an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

F.             Representations and Warranties.  Executive represents and warrants to the Company as follows: (a) Executive is under no contractual or other restriction or obligation which may conflict with or be inconsistent with the execution of this Agreement or with the performing of any duties for the Company, or any other rights of the Company; and (b) neither the Company nor any of its affiliates nor any of their respective officers, directors, employees, agents or employees has requested that Executive communicate or otherwise make available to any such parties at any time any proprietary information, data, trade secrets, or other confidential information belonging to Executive’s former employers or others.

G.             Severability.  All of the covenants of Executive contained in this Section entitled “Covenants of the Executive” shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree that it is not the intention of either party to violate any public policy, statutory or common law. If any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of such paragraph and this Agreement shall remain binding on the parties to the extent that it may be lawfully done under existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

H.            Remedies.  The Executive agrees that irreparable harm would result from any breach by Executive of the covenants of this Section 8 in particular, and this Agreement in general, and that monetary damages alone would not provide the Company adequate relief for any such breach. Accordingly, if Executive breaches any covenant in this Section 8, the parties acknowledge that equitable or injunctive relief in favor of the Company is a proper remedy, and nothing in this Agreement shall be construed as precluding the Company from seeking such equitable or injunctive relief in a court of competent jurisdiction for Executive’s violations of Section 8. Any award of equitable or injunctive relief shall not preclude the Company from seeking or recovering any lawful compensatory damages that may have resulted from a breach of the covenants of this Agreement. Any waiver or failure to seek enforcement or remedy for any breach or suspected breach of any covenant of Executive in this Agreement shall not be deemed a waiver of such provision in the future. Furthermore, the existence of any claim of Executive against the Company, whether based upon this Agreement or otherwise, shall not operate as a defense to the Company enforcement of any provision of this Agreement. Proceedings seeking equitable and injunctive relief to enforce the terms of this Section 8 may be brought in any court of competent jurisdiction.

9.             Indemnification.  Subject to the Company by-laws, to the fullest extent allowed or permitted under any provision of applicable law, the Company shall indemnify Executive against any losses, claims, damages or liabilities, or expenses (including reasonable attorneys’ fees) incurred by Executive arising out of any claim based upon acts performed or omitted to be performed by Executive in connection with his employment with the Company.

10.           Attorneys’ Fees.  In any action brought by any party under this Agreement to enforce any of its terms, or any appeal therefrom, each party shall bear its own costs and expenses, including its own attorneys’ fees; provided, however, that the Executive (or his estate or other beneficiaries, as the case may be) will be entitled to reimbursement for reasonable costs and expenses, including reasonable attorneys’ fees, with respect to such action if and to the extent that the Executive (or his estate or other beneficiaries, as the case may be) is the prevailing party.

11.           Cooperation. Executive agrees that, after the termination of his employment, he shall cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates and/or its subsidiaries may have an interest (subject to reasonable limitations and the Executive’s other commitments concerning time and place), which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving the Company, its affiliates and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. The Company agrees to reimburse Executive for all expenses reasonably incurred by him and to pay reasonable compensation to Executive for and in connection with services provided by him pursuant to this Section.

12.           Travel Restrictions.  As is reasonable, Executive has the right to refuse travel to destinations deemed politically unstable or otherwise hostile and/or those that may represent a danger to the Executive’s health and well-being.

13.           Notices.  Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully paid, certified mail, return receipt requested, addressed to the Company at its principal headquarters address and to the Executive at his last address on record with the Company.  Either party may change the address to which notices to such party shall be delivered personally or mailed by giving notice thereof to the other party hereto in accordance with the terms of this Section 13.

14.           Venue; Jurisdiction.  The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws (procedural and substantive) of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

15.           Binding Effect; Assignment.  Executive shall not, without the prior written consent of the Company, assign, transfer, or otherwise convey this Agreement, or any right or interest herein. This Agreement, and all rights and obligations of the Company or any of its successors, may be assigned or otherwise transferred to any of its successors and shall be binding upon and inure to the benefit of its successors. As used herein, the term “successor” shall mean any person, corporation or other entity that, by merger, consolidation, purchase of stock, assets, liquidation, voluntary or involuntary assignment, or otherwise, acquires all or a substantial part of the assets of the Company or succeeds to one or more lines of business of the Company.

16.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to such subject matter, it being understood that this Agreement shall expressly supersede the Executive’s 2008 Employment Agreement with the Company and all amendments thereto. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by all of the parties hereto; provided, however, that any waiver by either party with respect to any provision hereof, or the breach of any provision hereof by the other party, need be signed only by the party waiving such provision or breach; and provided, further, that the waiver by either party hereto of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

17.           Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be illegal, invalid, or unenforceable, shall not be affected thereby.

18.           Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

19.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.           Survival. The provisions of Sections 6-11 and 13-20 of this Agreement shall survive any termination of this Agreement and the termination of Executive’s employment by either party for any reason.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

AQUESTIVE THERAPEUTICS, INC.			EXECUTIVE

By:	/s/ Keith J. Kendall		/s/ Alexander Mark Schobel
	Name:	Keith J. Kendall	ALEXANDER MARK SCHOBEL
	Title:	President and Chief Executive Officer

EXHIBIT A
GENERAL RELEASE

In exchange for certain payments and benefits to be provided to me by Aquestive Therapeutics, Inc. pursuant to the Employment Agreement dated as of ______, 2018, between the undersigned executive (the “Executive”) and Aquestive Therapeutics, Inc., the Executive hereby knowingly and voluntarily waives, releases and discharges Aquestive Therapeutics, Inc., its predecessors, successors, parent corporations, subsidiaries, affiliates and each of their employees, officers and directors, agents, trustees, and fiduciaries (the “Company”) from any and all claims, liabilities, demands, and causes of action, which he may have or claim to have against the Company, including any and all claims arising out of or relating in any way to the Executive’s employment and/or separation of employment from the Company. This General Release specifically waives and releases all rights, claims, causes of action, demands, and liabilities which may arise up to and including the date the Executive signs this General Release. This General Release does not, however, waive or release any rights or claims which may arise after the date the Executive signs this General Release. This General Release of claims includes, but is not limited to:

a.             all State and Federal statutory claims including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination, the New Jersey Civil Rights Act, the New Jersey Civil Union Act, the New Jersey Wage and Hour Law, the New Jersey Conscientious Employee Protection Act, the New Jersey Domestic Partnership Act, and the New Jersey Family Leave Act;

b.             All claims arising under the United States and New Jersey Constitutions;

c.             All claims arising under any Executive Order or derived from or based upon any State or Federal regulations;

d.             All common law claims including, but not limited to, claims for wrongful or constructive discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract, claims for breach of an implied covenant of good faith and fair dealing, intentional infliction of emotional distress, defamation, fraud, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, promissory estoppel and negligence;

e.              All claims for any compensation including, but not limited to, back wages, front pay, overtime pay, bonuses or awards, fringe benefits, reinstatement, retroactive seniority, pension benefits, or any other form of economic loss;

f.              All claims for personal injury including, but not limited to, physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

g.             All claims for costs and attorneys’ fees.

The Executive hereby acknowledges that the Company is advising him in writing that he should consult with an attorney prior to executing this General Release. The Executive hereby states that he has had the opportunity to discuss this General Release with whomever the Executive wished, including an attorney of his own choosing. The Executive further states that he has had the opportunity to read, review, and consider all of the provisions of this General Release; that the Executive understands its provisions and its binding effect on him; and that the Executive is entering into this General Release freely, voluntarily, and without duress or coercion. The Executive acknowledges that he has not relied upon the Company employees, officers or directors, counsel, agents or accountants for any legal, tax or other advice, and the Executive has, to the extent the Executive deems necessary, consulted with his own advisors as to these matters. The Executive represents that he has not filed any grievance, charge, claim, or complaint of any kind seeking personal recovery or personal injunctive relief against the Company or any of its owners, officers, directors, employees or agents, with respect to any matter, including but not limited to, his employment with the Company and/or the separation of that employment. Nothing contained in this paragraph shall prohibit the Executive from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC regarding any claim of employment discrimination (although the Executive has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint); (d) initiating or engaging in communication with, responding to any inquiry from, or otherwise providing information to, any other federal or state regulatory, self-regulatory or enforcement agency or authority; or (e) seeking or obtaining an award under the whistleblower provisions of the federal securities laws.

The Executive understands that he has twenty-one (21) calendar days within which to consider this General Release before signing it. The Executive also understands that he is free to use as much of the twenty-one (21) calendar day period as he wishes or considers necessary before deciding to sign this General Release. The Executive may revoke his signature of this General Release within seven (7) calendar days of signing it by delivering written notice of revocation to the Director of Human Resources of the Company, 30 Technology Drive South, Warren, New Jersey 07059. If Executive has not revoked his signature of this General Release by written notice delivered within the seven (7) calendar day period, it becomes effective immediately thereafter.

The Executive understands that his failure or refusal to execute this General Release or his timely revocation of this General Release will result in forfeiture of any severance payments and benefits.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE ACKNOWLEDGES THAT:

HE HAS READ IT;

HE UNDERSTANDS IT AND KNOWS HE IS GIVING UP IMPORTANT RIGHTS;

HE AGREES WITH EVERYTHING IN IT;

HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS GENERAL RELEASE; AND

HE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.

EXECUTIVE

ALEXANDER MARK SCHOBEL

AQUESTIVE THERAPEUTICS, INC.

By:
Name:
Title: